Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE SECOND QUARTER OF 2010
Achieves Record Total Net Revenue of $4.5 Billion
          MINNEAPOLIS, July 21, 2010 — U.S. Bancorp (NYSE: USB) today reported net income of $766 million for the second quarter of 2010, or $.45 per diluted common share. Earnings per diluted common share included a $.05 benefit related to a non-recurring exchange of perpetual preferred stock for outstanding income trust securities during the quarter. Earnings for the second quarter were driven by record total net revenue of $4.5 billion, the result of strong year-over-year growth in both net interest income and fee revenue. Highlights for the second quarter of 2010 included:
•	Strong new lending activity of $46.3 billion during the second quarter including:
•	$11.4 billion of new commercial and commercial real estate commitments

•	$17.9 billion of commercial and commercial real estate commitment renewals

•	$1.7 billion of lines related to new credit card accounts

•	$15.3 billion of mortgage production and other retail originations
•	Significant growth in average deposits of 12.3 percent (4.1 percent excluding acquisitions) over the second quarter of 2009, including:
•	6.8 percent growth in average noninterest-bearing deposits

•	29.7 percent growth in average total savings deposits
•	Total net revenue growth of 8.7 percent over the second quarter of 2009

•	Net interest income growth of 14.5 percent over the second quarter of 2009, driven by a 5.6 percent increase in average earning assets and growth in lower cost core deposit funding

•	Net interest margin of 3.90 percent for the second quarter of 2010, compared with 3.60 percent in the second quarter of 2009 (and 3.90 percent in the first quarter of 2010)

U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

•	Strong year-over-year growth in payments-related fee income and commercial products revenue, driven by:
•	Higher merchant processing services revenue (15.1 percent) and corporate payment products revenue (6.0 percent)

•	A 42.4 percent increase in commercial products revenue (principally syndication revenue, standby letters of credit fees and commercial loan fees)
•	Net charge-offs and nonperforming assets both decreased on a linked quarter basis. Provision for credit losses exceeded net charge-offs by $25 million (2.2 percent):
•	Third consecutive quarterly decrease in the provision for credit losses

•	Net charge-offs decreased 1.9 percent from first quarter of 2010

•	Nonperforming assets decreased 7.8 percent from first quarter of 2010

•	Early and late stage loan delinquencies (excluding covered loans) as a percentage of ending loan balances declined in a majority of major loan categories on a linked quarter basis

•	Allowance to period-end loans (excluding covered loans) was 3.18 percent at June 30, 2010, compared with 3.20 percent at March 31, 2010

•	Allowance to nonperforming assets (excluding covered assets) was 146 percent at June 30, 2010, compared with 136 percent at March 31, 2010
•	Capital generation continues to strengthen capital position; ratios at June 30, 2010:
•	Tier 1 capital ratio of 10.1 percent

•	Total risk-based capital ratio of 13.4 percent

•	Tier 1 common equity ratio of 7.4 percent
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

EARNINGS SUMMARY	Table 1

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent
($ in millions, except per-share data)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Net income attributable to U.S. Bancorp	$766	$669	$471	14.5	62.6	$1,435	$1,000	43.5
Diluted earnings per common share	$.45	$.34	$.12	32.4	nm	$.79	$.36	nm
Return on average assets (%)	1.09	.96	.71			1.03	.76
Return on average common equity (%)	13.4	10.5	4.2			12.0	6.4
Net interest margin (%)	3.90	3.90	3.60			3.90	3.59
Efficiency ratio (%)	52.4	49.0	51.0			50.7	48.4
Tangible efficiency ratio (%) (a)	50.4	46.8	48.7			48.6	46.2
Dividends declared per common share	$.05	$.05	$.05	—	—	$.10	$.10	—
Book value per common share (period-end)	$13.69	$13.16	$11.86	4.0	15.4

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.
     Net income attributable to U.S. Bancorp was $766 million for the second quarter of 2010, 62.6 percent higher than the $471 million for the second quarter of 2009 and 14.5 percent higher than the $669 million for the first quarter of 2010. Diluted earnings per common share of $.45 in the second quarter of 2010 were $.33 higher than the second quarter of 2009 and $.11 higher than the previous quarter. Return on average assets and return on average common equity were 1.09 percent and 13.4 percent, respectively, for the second quarter of 2010, compared with .71 percent and 4.2 percent, respectively, for the second quarter of 2009. Diluted earnings per common share for the second quarter of 2010 included $.05 related to the issuance of perpetual preferred stock in exchange for certain income trust securities, net of related debt extinguishment costs. Additional significant items in the second quarter of 2010 included provision for credit losses in excess of net-charge-offs of $25 million, net securities losses of $21 million and a $28 million gain related to the Company’s investment in Visa Inc. (NYSE: V). In the second quarter of 2009, significant items included provision for credit losses in excess of net charge-offs of $466 million, net securities losses of $19 million, a $123 million accrual for an FDIC special assessment and $154 million of accelerated amortization of a discount associated with TARP preferred stock redeemed on June 17, 2009. These items, in total, reduced second quarter of 2009 diluted earnings per common share by $.34. First quarter of 2010 earnings were impacted by $175 million of provision for credit losses in excess of net charge-offs and $34 million of net
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

securities losses. These items, in total, reduced first quarter of 2010 diluted earnings per common share by approximately $.08.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am very proud of our second quarter results and accomplishments. The Company’s net income of $766 million in the second quarter of 2010 was 62.6 percent higher than same quarter of 2009 and 14.5 percent greater than the previous quarter. Our earnings were driven by record total net revenue and lower credit costs. On-going investments and business line growth initiatives, as well as recent acquisitions, contributed to the increase in net revenue. Growth in earning assets and deposits, coupled with an expanded net interest margin, led to a 14.5 percent increase in net interest income year-over-year, while strong results from our payments businesses and corporate banking group benefited total noninterest income.
     “Credit quality showed marked improvement in the second quarter, as net charge-offs and nonperforming assets declined from the levels recorded in the first quarter of 2010. Additionally, although the Company recorded $25 million of provision in excess of net charge-offs in the second quarter, it was significantly lower than the $175 million and $466 million of excess provision recorded in the first quarter of 2010 and second quarter of 2009, respectively. With these positive changes in our credit metrics, as well as other indications of ongoing improvement in the portfolio, we believe the Company has reached the inflection point in credit quality and we expect net charge-offs and nonperforming assets to be lower in the third quarter than the current quarter.
     “The Company’s capital position remains strong. Capital generated from earnings resulted in a Tier 1 capital ratio of 10.1 percent and a Tier 1 common ratio of 7.4 percent at June 30th, both above the ratios posted at the end of the first quarter of 9.9 percent and 7.1 percent, respectively. On June 15, 2010, the Company declared a quarterly dividend of $.05 per common share, equal to the dividend declared for the last five quarters. Raising the dividend continues to be a priority for our board of directors and senior management. As we have said before, we are confident that our results can support a higher dividend, but we continue to wait for further evidence of a sustainable economic recovery and guidance from our regulators regarding the capital levels that our Company and our industry must maintain going forward.
     “The recent passing of regulatory reform legislation brings about a number of changes that will, we believe, increase accountability and transparency within the financial services industry. We continue to fully support effective industry regulation and consumer protection that create a stronger, safer financial system. As we have communicated in the past, however, a number of provisions within this legislation will impact
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

     our Company by either lowering revenue, increasing expense and/or raising capital requirements. All are manageable given our momentum, size, risk profile and diversified business mix. Regulatory reform will not be without its challenges and a certain degree of uncertainty for all of us in the financial services industry, but we will continue to work closely with our regulators, government representatives and other industry participants to ensure that our Company and our industry continue to play a central role in the economic recovery and long term growth of the economy.
     “Our Company’s results this quarter demonstrated the underlying strength of our franchise and provided further evidence that our growth initiatives and investments are taking hold. In May, we successfully converted the 150 branches acquired last October from FBOP Corporation in an FDIC-assisted deal, an acquisition that significantly expanded our presence in California and in the Chicago market. All bank and major card portfolio acquisition-related systems integration activity is now behind us, enabling us to turn our full attention to capitalizing on our expanded distribution and growth initiatives, while keeping our capacity to integrate future deals fully intact. Over the past many months, a time of both economic uncertainty and industry change, we have maintained our strong defense, while establishing our new offense. We have continued to invest, grow and remain focused on the future. I want to take this opportunity to thank all of our employees for their support, hard work and dedication, as we are now well on our way to exceeding our goals for this year.”
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

INCOME STATEMENT HIGHLIGHTS	Table 2

				Percent	Percent
				Change	Change
(Taxable-equivalent basis, $ in millions,	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent
except per-share data)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Net interest income	$2,409	$2,403	$2,104	.2	14.5	$4,812	$4,199	14.6
Noninterest income	2,110	1,918	2,055	10.0	2.7	4,028	3,843	4.8

Total net revenue	4,519	4,321	4,159	4.6	8.7	8,840	8,042	9.9
Noninterest expense	2,377	2,136	2,129	11.3	11.6	4,513	4,000	12.8

Income before provision and taxes	2,142	2,185	2,030	(2.0)	5.5	4,327	4,042	7.1
Provision for credit losses	1,139	1,310	1,395	(13.1)	(18.4)	2,449	2,713	(9.7)

Income before taxes	1,003	875	635	14.6	58.0	1,878	1,329	41.3
Taxable-equivalent adjustment	52	51	50	2.0	4.0	103	98	5.1
Applicable income taxes	199	161	100	23.6	99.0	360	201	79.1

Net income	752	663	485	13.4	55.1	1,415	1,030	37.4
Net (income) loss attributable to noncontrolling interests	14	6	(14)	nm	nm	20	(30)	nm

Net income attributable to U.S. Bancorp	$766	$669	$471	14.5	62.6	$1,435	$1,000	43.5

Net income applicable to U.S. Bancorp
common shareholders	$862	$648	$221	33.0	nm	$1,510	$640	nm

Diluted earnings per common share	$.45	$.34	$.12	32.4	nm	$.79	$.36	nm

     Net income attributable to U.S. Bancorp for the second quarter of 2010 was $295 million (62.6 percent) higher than the same period of 2009 and $97 million (14.5 percent) higher than the first quarter of 2010. The increase in net income year-over-year was principally the result of strong growth in total net revenue, driven by an increase in both net interest income and fee-based revenue, and lower provision for credit losses, partially offset by an increase in total noninterest expense. Compared with the prior quarter, favorable variances in total net revenue and the provision for credit losses were partially offset by an increase in total noninterest expense.
     Total net revenue on a taxable-equivalent basis for the second quarter of 2010 was $4,519 million; $360 million (8.7 percent) higher than the second quarter of 2009, reflecting a 14.5 percent increase in net interest income and a 2.7 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of continued growth in lower cost core deposit funding and an increase in average earning assets, primarily related to acquisitions. Noninterest income increased year-over-year as a result of higher payments-related and commercial products revenue and other income. Total net revenue on a taxable-equivalent basis was $198 million (4.6 percent) higher on a linked quarter basis, primarily due to a
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

10.0 percent increase in noninterest income, driven by higher payments-related revenue, commercial products revenue, mortgage banking revenue and other income.
     Total noninterest expense in the second quarter of 2010 was $2,377 million; $248 million (11.6 percent) higher than the second quarter of 2009, and $241 million (11.3 percent) higher than the first quarter of 2010. The increase in total noninterest expense year-over-year was primarily due to the impact of acquisitions, compensation and employee benefits expense and costs related to investments in affordable housing and other tax-advantaged projects. The increase in total noninterest expense compared with the first quarter of 2010 was primarily due to an increase in total compensation expense and costs related to affordable housing and other tax-advantaged projects and seasonally lower professional services and marketing and business development expenses in the prior quarter. In addition, other noninterest expense on a linked quarter basis was higher due to acquisition integration expense, debt extinguishment costs and expenses related to insurance and litigation matters.
     The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the second quarter of 2010 was $1,139 million, $171 million lower than the first quarter of 2010 and $256 million lower than the second quarter of 2009. The provision for credit losses exceeded net charge-offs by $25 million in the second quarter of 2010, $175 million in the first quarter of 2010, and $466 million in the second quarter of 2009. Net charge-offs in the second quarter of 2010 were $1,114 million, lower than the $1,135 million in the first quarter of 2010, but higher than the $929 million in the second quarter of 2009. Given current economic conditions, the Company expects the level of net charge-offs to continue to trend lower in the third quarter of 2010.
     Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Excluding covered assets, nonperforming assets were $3,734 million at June 30, 2010, $3,995 million at March 31, 2010, and $3,334 million at June 30, 2009. The decline on a linked quarter basis was principally in the construction and land development portfolios, as the Company continued to resolve and reduce exposure to these problem assets. The year-over-year increase was driven by stress in the residential mortgage portfolio, as well as an increase in foreclosed properties and the impact of the economic slowdown on commercial and consumer customers. Covered nonperforming assets were $2,151 million at June 30, 2010, $2,385 million at March 31, 2010, and $682 million at June 30, 2009. The majority of the nonperforming covered assets were considered credit-impaired at acquisition and were recorded at
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

their estimated fair value at the date of acquisition. The year-over-year increase in covered nonperforming assets was due to the fourth quarter of 2009 acquisition of the banking operations of First Bank of Oak Park Corporation (“FBOP”). The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 3.18 percent at June 30, 2010, compared with 3.20 percent at March 31, 2010, and 2.66 percent at June 30, 2009. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.89 percent at June 30, 2010, compared with 2.85 percent at March 31, 2010, and 2.51 percent at June 30, 2009. The Company expects total nonperforming assets, excluding covered assets, to continue to trend lower in the third quarter.

NET INTEREST INCOME	Table 3

				Change	Change
(Taxable-equivalent basis; $ in	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD
millions)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Components of net interest income
Income on earning assets	$3,049	$3,046	$2,893	$3	$156	$6,095	$5,813	$282
Expense on interest-bearing liabilities	640	643	789	(3)	(149)	1,283	1,614	(331)

Net interest income	$2,409	$2,403	$2,104	$6	$305	$4,812	$4,199	$613

Average yields and rates paid
Earning assets yield	4.94%	4.94%	4.95%	—%	(.01)%	4.94%	4.98%	(.04)%
Rate paid on interest-bearing liabilities	1.25	1.24	1.65	.01	(.40)	1.24	1.68	(.44)

Gross interest margin	3.69%	3.70%	3.30%	(.01)%	.39%	3.70%	3.30%	.40%

Net interest margin	3.90%	3.90%	3.60%	—%	.30%	3.90%	3.59%	.31%

Average balances
Investment securities	$47,140	$46,211	$42,189	$929	$4,951	$46,678	$42,255	$4,423
Loans	191,161	192,878	183,878	(1,717)	7,283	192,015	184,786	7,229
Earning assets	247,446	248,828	234,265	(1,382)	13,181	248,133	234,786	13,347
Interest-bearing liabilities	205,929	209,538	192,238	(3,609)	13,691	207,724	193,367	14,357
Net free funds (a)	41,517	39,290	42,027	2,227	(510)	40,409	41,419	(1,010)

(a)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.
Net Interest Income
     Net interest income on a taxable-equivalent basis in the second quarter of 2010 was $2,409 million, compared with $2,104 million in the seconds quarter of 2009, an increase of $305 million (14.5 percent). The increase was the result of growth in average earning assets and an expanded net interest margin. Average earning assets were higher by $13.2 billion (5.6 percent) than the second quarter of 2009, driven by an
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

increase of $7.3 billion (4.0 percent) in average loans and $5.0 billion (11.7 percent) in average investment securities, while the net interest margin was higher principally due to the impact of favorable funding rates and improved credit spreads. Net interest income was relatively stable on a linked quarter basis, as a decrease in average earning assets was offset by favorable funding costs and day basis. During the second quarter of 2010, the net interest margin was 3.90 percent compared with 3.60 percent in the second quarter of 2009 and 3.90 percent in the first quarter of 2010.

AVERAGE LOANS								Table 4

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Commercial	$40,095	$40,837	$47,362	(1.8)	(15.3)	$40,461	$48,357	(16.3)
Lease financing	6,245	6,445	6,697	(3.1)	(6.7)	6,344	6,734	(5.8)

Total commercial	46,340	47,282	54,059	(2.0)	(14.3)	46,805	55,091	(15.0)

Commercial mortgages	25,606	25,444	23,875	.6	7.3	25,526	23,714	7.6
Construction and development	8,558	8,707	9,852	(1.7)	(13.1)	8,627	9,849	(12.4)

Total commercial real estate	34,164	34,151	33,727	—	1.3	34,153	33,563	1.8

Residential mortgages	26,821	26,408	23,964	1.6	11.9	26,616	23,940	11.2

Credit card	16,329	16,368	14,329	(.2)	14.0	16,348	13,965	17.1
Retail leasing	4,364	4,509	5,031	(3.2)	(13.3)	4,437	5,073	(12.5)
Home equity and second mortgages	19,332	19,402	19,314	(.4)	.1	19,367	19,263	.5
Other retail	23,357	23,343	22,753	.1	2.7	23,350	22,869	2.1

Total retail	63,382	63,622	61,427	(.4)	3.2	63,502	61,170	3.8

Total loans, excluding covered loans	170,707	171,463	173,177	(.4)	(1.4)	171,076	173,764	(1.5)

Covered loans	20,454	21,415	10,701	(4.5)	91.1	20,939	11,022	90.0

Total loans	$191,161	$192,878	$183,878	(.9)	4.0	$192,015	$184,786	3.9

     Total average loans were $7.3 billion (4.0 percent) higher in the second quarter of 2010 than the second quarter of 2009, driven by the FBOP acquisition and growth in residential mortgages (11.9 percent) and retail loans (3.2 percent). These increases were partially offset by a $7.7 billion decline in total average commercial loans, principally due to lower utilization of existing commitments and reduced demand for new loans. Year-over-year retail loan growth was driven by an increase in credit cards. Included in the growth in credit cards were portfolio purchases of $1.3 billion in the third quarter of 2009 and $.5 billion in May 2010. Total average loans were $1.7 billion (.9 percent) lower in the second quarter of 2010 than the first quarter of 2010, as an increase in residential mortgages (1.6 percent) was offset by a decline in covered loans (4.5
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

percent) and total commercial loans (2.0 percent), primarily due to lower commitment utilization by corporate customers and reduced demand for new loans from credit-worthy borrowers.
     Average investment securities in the second quarter of 2010 were $5.0 billion (11.7 percent) higher year-over-year and $929 million (2.0 percent) higher than the first quarter of 2010. The increases over the prior year and linked quarter were primarily due to purchases of U.S. government agency-backed securities.

AVERAGE DEPOSITS								Table 5

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Noninterest-bearing deposits	$39,917	$38,000	$37,388	5.0	6.8	$38,964	$36,707	6.1
Interest-bearing savings deposits
Interest checking	39,503	39,994	37,393	(1.2)	5.6	39,747	34,730	14.4
Money market savings	40,256	40,902	27,250	(1.6)	47.7	40,577	27,586	47.1
Savings accounts	20,035	18,029	12,278	11.1	63.2	19,038	11,314	68.3

Total of savings deposits	99,794	98,925	76,921	.9	29.7	99,362	73,630	34.9
Time certificates of deposit less than $100,000	16,980	18,335	17,968	(7.4)	(5.5)	17,654	18,050	(2.2)
Time deposits greater than $100,000	26,627	27,271	30,943	(2.4)	(13.9)	26,947	33,493	(19.5)

Total interest-bearing deposits	143,401	144,531	125,832	(.8)	14.0	143,963	125,173	15.0

Total deposits	$183,318	$182,531	$163,220	.4	12.3	$182,927	$161,880	13.0

     Average total deposits for the second quarter of 2010 were $20.1 billion (12.3 percent) higher than the second quarter of 2009. Excluding deposits from acquisitions, average total deposits increased $6.7 billion (4.1 percent) over the second quarter of 2009. Noninterest-bearing deposits increased $2.5 billion (6.8 percent) year-over-year, due to growth in corporate trust and institutional trust balances, Consumer and Wholesale Banking business line balances and the impact of acquisitions. Average total savings deposits were $22.9 billion (29.7 percent) higher year-over-year, the result of growth in Consumer Banking, broker- dealer, institutional and corporate trust balances and the impact of acquisitions. Average time certificates of deposit less than $100,000 were $988 million (5.5 percent) lower year-over-year, as a decrease in Consumer Banking balances was partially offset by acquisition-related growth. Average time deposits greater than $100,000 were lower by $4.3 billion (13.9 percent), reflecting a decrease in overall wholesale funding requirements, partially offset by the impact of acquisitions.
     Average total deposits increased $787 million (.4 percent) over the first quarter of 2010, primarily due to growth in average noninterest-bearing deposits and total average savings deposits, which increased $1.9
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

billion (5.0 percent) and $869 million (.9 percent), respectively. These positive variances were partially offset by lower time deposits. The growth in average noninterest-bearing deposits was principally due to seasonally higher government-related deposits and higher balances in Consumer Banking, corporate trust and Wholesale Banking. Total average savings deposits increased on a linked quarter basis as the result of increases in Consumer Banking, corporate trust and institutional trust, partially offset by a decline in broker-dealer balances. The reduction in average time certificates of deposit less than $100,000 reflected maturities and fewer renewals given the low interest rate environment, while the decline in average time certificates of deposit greater than $100,000 reflected the decrease in overall wholesale funding requirements.

NONINTEREST INCOME								Table 6

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Credit and debit card revenue	$266	$258	$259	3.1	2.7	$524	$515	1.7
Corporate payment products revenue	178	168	168	6.0	6.0	346	322	7.5
Merchant processing services	320	292	278	9.6	15.1	612	536	14.2
ATM processing services	108	105	104	2.9	3.8	213	206	3.4
Trust and investment management fees	267	264	304	1.1	(12.2)	531	598	(11.2)
Deposit service charges	199	207	250	(3.9)	(20.4)	406	476	(14.7)
Treasury management fees	145	137	142	5.8	2.1	282	279	1.1
Commercial products revenue	205	161	144	27.3	42.4	366	273	34.1
Mortgage banking revenue	243	200	308	21.5	(21.1)	443	541	(18.1)
Investment products fees and commissions	30	25	27	20.0	11.1	55	55	—
Securities gains (losses), net	(21)	(34)	(19)	38.2	(10.5)	(55)	(217)	74.7
Other	170	135	90	25.9	88.9	305	259	17.8
	—

Total noninterest income	$2,110	$1,918	$2,055	10.0	2.7	$4,028	$3,843	4.8

Noninterest Income
     Second quarter noninterest income was $2,110 million; $55 million (2.7 percent) higher than the second quarter of 2009 and $192 million (10.0 percent) higher than the first quarter of 2010. Year-over-year, noninterest income benefited from payments-related revenues, which were $59 million (8.4 percent) higher, principally due to increased volumes, and a $61 million (42.4 percent) increase in commercial products revenue, attributable to higher standby letters of credit fees, commercial loan fees and syndication revenue. Other income was $80 million (88.9 percent) higher than the second quarter of 2009 due to a $28 million gain related to the Company’s investment in Visa Inc., a favorable variance in income from equity
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

investments relative to losses recorded in the prior year, and an improvement in retail lease residual losses. Trust and investment management fees declined $37 million (12.2 percent) year-over-year, as low interest rates negatively impacted money market investment fees and lower money market fund balances led to a decline in account-level fees. Deposit service charges decreased $51 million (20.4 percent) as a result of revised overdraft fee policies and lower overdraft incidences. Mortgage banking revenue declined $65 million (21.1 percent) from the second quarter of 2009 principally driven by lower production revenue, which was partially offset by higher servicing income and a favorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities.
     Noninterest income was $192 million (10.0 percent) higher in the second quarter of 2010 than the first quarter of 2010. A $46 million (6.4 percent) increase in payments-related revenue was driven by seasonally higher transaction volumes. Treasury management fees increased $8 million (5.8 percent), principally due to seasonally higher government-related processing, while commercial products revenue was $44 million (27.3 percent) higher than the first quarter of 2010 as a result of higher syndication fees related to loan and tax-advantaged investment transactions. Mortgage banking revenue increased $43 million (21.5 percent) due to higher mortgage production and a favorable net change in the valuation of MSRs and related economic hedging activities. The $35 million (25.9 percent) increase in other income on a linked quarter basis principally reflected a $28 million gain related to the Company’s investment in Visa Inc. Partially offsetting these variances on a linked quarter basis was a decrease in deposit service charges of $8 million (3.9 percent) largely due to the impact of revised overdraft fee policies, partially offset by seasonally higher volumes.

NONINTEREST EXPENSE								Table 7

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent
($ in millions)	2010	2010	2009	1Q10	2Q09	2010	2009	Change

Compensation	$946	$861	$764	9.9	23.8	$1,807	$1,550	16.6
Employee benefits	172	180	140	(4.4)	22.9	352	295	19.3
Net occupancy and equipment	226	227	208	(.4)	8.7	453	419	8.1
Professional services	73	58	59	25.9	23.7	131	111	18.0
Marketing and business development	86	60	80	43.3	7.5	146	136	7.4
Technology and communications	186	185	157	.5	18.5	371	312	18.9
Postage, printing and supplies	75	74	72	1.4	4.2	149	146	2.1
Other intangibles	91	97	95	(6.2)	(4.2)	188	186	1.1
Other	522	394	554	32.5	(5.8)	916	845	8.4

Total noninterest expense	$2,377	$2,136	$2,129	11.3	11.6	$4,513	$4,000	12.8

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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

Noninterest Expense
     Noninterest expense in the second quarter of 2010 totaled $2,377 million, an increase of $248 million (11.6 percent) over the second quarter of 2009, and a $241 million increase (11.3 percent) from the first quarter of 2010. The increase in noninterest expense over a year ago was principally due to the impact of acquisitions and increased compensation expense. Compensation expense increased $182 million (23.8 percent) and employee benefits expense increased $32 million (22.9 percent), primarily reflecting acquisitions, higher incentives related to the Company’s improved financial results, merit increases, pension costs and the five percent cost reduction program that was in effect during the second quarter of 2009. Net occupancy and equipment expense increased $18 million (8.7 percent), principally due to acquisitions and other business initiatives. Professional services expense was $14 million (23.7 percent) higher year-over-year, due to acquisitions, payments-related projects and legal costs. Marketing and business development expense increased $6 million (7.5 percent) over the prior year largely due to cost containment initiatives that were in place in 2009. Technology and communications expense increased $29 million (18.5 percent), as a result of payments-related initiatives, including the formation of a joint venture in 2009. Other expense decreased $32 million (5.8 percent) mainly due to the $123 million FDIC special assessment recorded in the second quarter of 2009, partially offset by increases in costs related to investments in affordable housing and other tax-advantaged projects, higher merchant processing expense and costs for debt extinguishment associated with the income trust securities exchange and other real estate owned.
     Noninterest expense increased $241 million (11.3 percent) in the second quarter of 2010 compared with the first quarter of 2010. Compensation expense increased $85 million (9.9 percent), principally due to higher incentives and commissions, the impact of the March annual merit increases and seasonally higher contract labor expense. Professional services expense was higher by $15 million (25.9 percent) due to seasonally lower expense in the first quarter of 2010. Marketing and business development expense was higher by $26 million (43.3 percent), compared with the first quarter of 2010, reflecting the timing of credit card product initiatives and other marketing campaigns. Other expense increased $128 million (32.5 percent) over the first quarter of 2010, largely due to acquisition integration expense, costs related to affordable housing and other tax-advantaged projects, debt extinguishment costs associated with the income trust securities exchange, and expenses related to insurance and litigation matters.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

Provision for Income Taxes
     The provision for income taxes for the second quarter of 2010 resulted in a tax rate on a taxable-equivalent basis of 25.0 percent (effective tax rate of 20.9 percent), compared with 23.6 percent (effective tax rate of 17.1 percent) in the second quarter of 2009 and 24.2 percent (effective tax rate of 19.5 percent) in the first quarter of 2010. The increases in effective tax rate principally reflect the marginal impact of higher pretax earnings.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

ALLOWANCE FOR CREDIT LOSSES	Table 8

	2Q	1Q	4Q	3Q	2Q
($ in millions)	2010	2010	2009	2009	2009

Balance, beginning of period	$5,439	$5,264	$4,986	$4,571	$4,105
Net charge-offs
Commercial	223	243	250	200	177
Lease financing	22	34	33	44	55

Total commercial	245	277	283	244	232
Commercial mortgages	71	46	30	30	28
Construction and development	156	146	144	159	93

Total commercial real estate	227	192	174	189	121

Residential mortgages	138	145	153	129	116

Credit card	317	312	285	271	263
Retail leasing	4	5	5	8	10
Home equity and second mortgages	79	90	96	89	83
Other retail	99	111	111	111	102

Total retail	499	518	497	479	458

Total net charge-offs, excluding covered loans	1,109	1,132	1,107	1,041	927
Covered loans	5	3	3	—	2

Total net charge-offs	1,114	1,135	1,110	1,041	929
Provision for credit losses	1,139	1,310	1,388	1,456	1,395
Net change for credit losses to be reimbursed by the FDIC	72	—	—	—	—

Balance, end of period	$5,536	$5,439	$5,264	$4,986	$4,571

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$5,248	$5,235	$5,079	$4,825	$4,377
Allowance for credit losses to be reimbursed by the FDIC	72	—	—	—	—
Liability for unfunded credit commitments	216	204	185	161	194

Total allowance for credit losses	$5,536	$5,439	$5,264	$4,986	$4,571

Gross charge-offs	$1,186	$1,206	$1,174	$1,105	$992
Gross recoveries	$72	$71	$64	$64	$63

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	3.18	3.20	3.04	2.88	2.66
Nonperforming loans, excluding covered loans	168	156	153	150	152
Nonperforming assets, excluding covered assets	146	136	135	134	137

Period-end loans	2.89	2.85	2.70	2.73	2.51
Nonperforming loans	120	109	110	136	135
Nonperforming assets	94	85	89	114	114
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

Credit Quality
     Net charge-offs and nonperforming assets declined on a linked quarter basis as economic conditions moderated. The allowance for credit losses was $5,536 million at June 30, 2010, compared with $5,439 million at March 31, 2010, and $4,571 million at June 30, 2009. Total net charge-offs in the second quarter of 2010 were $1,114 million, compared with $1,135 million in the first quarter of 2010, and $929 million in the second quarter of 2009. The increase in total net charge-offs compared with a year ago was driven by economic factors affecting the residential housing markets, including homebuilding and related industries, commercial real estate properties and credit costs associated with credit card and other consumer and commercial loans as the economy weakened. The Company recorded $25 million of provision for credit losses in excess of net charge-offs during the second quarter of 2010, increasing the allowance for credit losses. In addition, the Company increased the allowance for credit losses by $72 million to reflect covered loan losses reimbursable by the FDIC.
     Commercial and commercial real estate loan net charge-offs increased to $472 million in the second quarter of 2010 (2.35 percent of average loans outstanding) compared with $469 million (2.34 percent of average loans outstanding) in the first quarter of 2010 and $353 million (1.61 percent of average loans outstanding) in the second quarter of 2009. The increases reflected stress in commercial real estate and residential housing, especially homebuilding and related industry sectors, along with the impact of current economic conditions on the Company’s commercial loan portfolios.
     Residential mortgage loan net charge-offs decreased to $138 million (2.06 percent of average loans outstanding) in the second quarter of 2010 from $145 million (2.23 percent of average loans outstanding) in the first quarter of 2010, reflecting the positive impact of restructuring programs, but were higher than the $116 million (1.94 percent of average loans outstanding) in the second quarter of 2009. Total retail loan net charge-offs were $499 million (3.16 percent of average loans outstanding) in the second quarter of 2010 compared with $518 million (3.30 percent of average loans outstanding) in the first quarter of 2010 and $458 million (2.99 percent of average loans outstanding) in the second quarter of 2009. The level of retail loan net-charge-offs was impacted by credit card portfolio purchases recorded at fair value in the beginning in the third quarter of 2009. The increased year-over-year residential mortgage and retail loan credit losses reflected the adverse impact of current economic conditions on consumers, as rising unemployment levels increased losses in prime-based portfolios.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

     The ratio of the allowance for credit losses to period-end loans was 2.89 percent (3.18 percent excluding covered loans) at June 30, 2010, compared with 2.85 percent (3.20 percent excluding covered loans) at March 31, 2010, and 2.51 percent (2.66 percent excluding covered loans) at June 30, 2009. The ratio of the allowance for credit losses to nonperforming loans was 120 percent (168 percent excluding covered loans) at June 30, 2010, compared with 109 percent (156 percent excluding covered loans) at March 31, 2010, and 135 percent (152 percent excluding covered loans) at June 30, 2009.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

CREDIT RATIOS	Table 9

	2Q	1Q	4Q	3Q	2Q
(Percent)	2010	2010	2009	2009	2009

Net charge-offs ratios (a)
Commercial	2.23	2.41	2.28	1.78	1.50
Lease financing	1.41	2.14	2.02	2.66	3.29
Total commercial	2.12	2.38	2.25	1.89	1.72

Commercial mortgages	1.11	.73	.48	.49	.47
Construction and development	7.31	6.80	6.24	6.62	3.79
Total commercial real estate	2.67	2.28	2.03	2.22	1.44

Residential mortgages	2.06	2.23	2.37	2.10	1.94

Credit card (b)	7.79	7.73	6.89	6.99	7.36
Retail leasing	.37	.45	.43	.66	.80
Home equity and second mortgages	1.64	1.88	1.96	1.82	1.72
Other retail	1.70	1.93	1.91	1.94	1.80
Total retail	3.16	3.30	3.11	3.05	2.99

Total net charge-offs, excluding covered loans	2.61	2.68	2.54	2.41	2.15

Covered loans	.10	.06	.06	—	.07

Total net charge-offs	2.34	2.39	2.30	2.27	2.03
Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.21	.18	.22	.17	.16
Commercial real estate	.09	.01	.02	.12	.22
Residential mortgages	1.85	2.26	2.80	2.32	2.11
Retail	.95	1.00	1.07	1.00	.94
Total loans, excluding covered loans	.72	.78	.88	.78	.72
Covered loans	4.91	3.90	3.59	8.18	7.83
Total loans	1.16	1.12	1.19	1.16	1.12

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	1.89	2.06	2.25	2.19	1.89
Commercial real estate	4.84	5.37	5.22	5.22	5.05
Residential mortgages	4.08	4.33	4.59	3.86	3.46
Retail	1.32	1.37	1.39	1.28	1.19
Total loans, excluding covered loans	2.61	2.82	2.87	2.69	2.48
Covered loans	11.72	11.19	9.76	11.97	11.45
Total loans	3.56	3.74	3.64	3.18	2.98

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 8.53 percent for the second quarter of 2010, 8.42 percent for the first quarter of 2010, 7.46 percent for the fourth quarter of 2009 and 7.30 percent for the third quarter of 2009.

(c)	Ratios are expressed as a percent of ending loan balances.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

ASSET QUALITY	Table 10

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
($ in millions)	2010	2010	2009	2009	2009
Nonperforming loans
Commercial	$669	$758	$866	$908	$785
Lease financing	115	113	125	119	123

Total commercial	784	871	991	1,027	908
Commercial mortgages	601	596	581	502	471
Construction and development	1,013	1,236	1,192	1,230	1,156

Total commercial real estate	1,614	1,832	1,773	1,732	1,627
Residential mortgages	607	550	467	383	324
Retail	237	229	204	174	155

Total nonperforming loans, excluding covered loans	3,242	3,482	3,435	3,316	3,014
Covered loans	1,360	1,524	1,350	362	368

Total nonperforming loans	4,602	5,006	4,785	3,678	3,382
Other real estate (a)	469	482	437	366	293
Covered other real estate (a)	791	861	653	310	314
Other nonperforming assets	23	31	32	38	27

Total nonperforming assets (b)	$5,885	$6,380	$5,907	$4,392	$4,016

Total nonperforming assets, excluding covered assets	$3,734	$3,995	$3,904	$3,720	$3,334

Accruing loans 90 days or more past due, excluding covered loans	$1,239	$1,321	$1,525	$1,344	$1,245

Accruing loans 90 days or more past due	$2,221	$2,138	$2,309	$2,125	$2,042

Restructured loans that continue to accrue interest (c)	$2,112	$2,008	$1,794	$1,800	$1,725

Nonperforming assets to loans plus ORE, excluding covered assets (%)	2.17	2.34	2.25	2.14	1.94

Nonperforming assets to loans plus ORE (%)	3.05	3.31	3.02	2.39	2.20

(a)	Includes equity investments whose only asset is other real estate owned

(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

(c)	Excludes temporary concessionary modifications under hardship programs
     Nonperforming assets at June 30, 2010, totaled $5,885 million, compared with $6,380 million at March 31, 2010, and $4,016 million at June 30, 2009. Included in June 30, 2010, nonperforming assets were $2,151 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 3.05 percent (2.17 percent excluding covered assets) at June 30, 2010, compared with 3.31 percent (2.34 percent excluding covered assets) at March 31, 2010, and 2.20 percent (1.94 percent excluding covered assets) at June 30, 2009. The increase in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the residential construction portfolio and related industries and the residential
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

mortgage portfolio, as well as an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial and consumer customers. Given current economic conditions, the Company expects nonperforming assets, excluding covered assets, to trend lower in the next quarter.
     Accruing loans 90 days or more past due were $2,221 million ($1,239 million excluding covered loans) at June 30, 2010, compared with $2,138 million ($1,321 million excluding covered loans) at March 31, 2010, and $2,042 million ($1,245 million excluding covered loans) at June 30, 2009. Restructured loans that continue to accrue interest have increased, compared with the second quarter of 2009 and the first quarter of 2010, reflecting the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company continues to work with customers to modify loans for borrowers who are having financial difficulties, but expects increases in restructured loans to continue to moderate.

CAPITAL POSITION	Table 11

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
($ in millions)	2010	2010	2009	2009	2009

Total U.S. Bancorp shareholders’ equity	$28,169	$26,709	$25,963	$25,171	$24,171
Tier 1 capital	24,021	23,278	22,610	21,990	21,710
Total risk-based capital	31,890	30,858	30,458	30,126	30,039

Tier 1 capital ratio	10.1%	9.9%	9.6%	9.5%	9.4%
Total risk-based capital ratio	13.4	13.2	12.9	13.0	13.0
Leverage ratio	8.8	8.6	8.5	8.6	8.4
Tier 1 common equity ratio	7.4	7.1	6.8	6.8	6.7
Tangible common equity ratio	6.0	5.6	5.3	5.4	5.1
Tangible common equity as a percent of risk-weighted assets	6.9	6.5	6.1	6.0	5.7
     Total U.S. Bancorp shareholders’ equity was $28.2 billion at June 30, 2010, compared with $26.7 billion at March 31, 2010, and $24.2 billion at June 30, 2009. The increase included the issuance, net of related discount, of $430 million of perpetual preferred stock in exchange for certain income trust securities in the second quarter of 2010. The Tier 1 capital ratio was 10.1 percent at June 30, 2010, compared with 9.9 percent at March 31, 2010, and 9.4 percent at June 30, 2009. The Tier 1 common equity ratio was 7.4 percent at June 30, 2010, compared with 7.1 percent at March 31, 2010, and 6.7 percent at June 30, 2009. The tangible common equity ratio was 6.0 percent at June 30, 2010, compared with 5.6 percent at March 31,
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

2010, and 5.7 percent at June 30, 2009. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES	Table 12

	2Q	1Q	4Q	3Q	2Q
(Millions)	2010	2010	2009	2009	2009

Beginning shares outstanding	1,916	1,913	1,912	1,912	1,759
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	1	4	1	—	153
Shares repurchased for stock option plans	—	(1)	—	—	—

Ending shares outstanding	1,917	1,916	1,913	1,912	1,912

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			2Q 2010
($ in millions)	2Q	1Q	2Q	2Q10 vs	2Q10 vs	YTD	YTD	Percent	Earnings
Business Line	2010	2010	2009	1Q10	2Q09	2010	2009	Change	Composition

Wholesale Banking	$82	$2	$68	nm	20.6	$84	$57	47.4	11%
Consumer Banking	178	196	211	(9.2)	(15.6)	374	427	(12.4)	23
Wealth Management & Securities Services	60	53	85	13.2	(29.4)	113	182	(37.9)	8
Payment Services	180	119	54	51.3	nm	299	145	nm	23
Treasury and Corporate Support	266	299	53	(11.0)	nm	565	189	nm	35

Consolidated Company	$766	$669	$471	14.5	62.6	$1,435	$1,000	43.5	100%

(a)	preliminary data
Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2010, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking contributed $82 million of the Company’s net income in the second quarter of 2010, compared with $68 million in the second quarter of 2009 and $2 million in the first quarter of 2010. Wholesale Banking’s net income increased by $14 million (20.6 percent) over the same quarter of 2009, due to higher total net revenue, partially offset by higher total noninterest expense. Net interest income increased $5 million (1.0 percent) year-over-year due to improved spreads on loans, higher average deposit balances and an increase in loan fees, partially offset by a decrease in average total loans, a result of lower utilization of existing commitments and reduced demand for new loans and the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $45 million (18.4 percent) due to strong growth in commercial products revenue including, standby letters of credit, commercial loan and capital markets fees and higher equity investment income. Total noninterest expense increased $38 million (13.4 percent) over a year ago, primarily due to higher compensation and employee benefits expense and increased costs related to other real estate owned. The provision for credit losses was $9 million (2.6 percent) lower year-over-year due to a decrease in the reserve allocation, partially offset by higher net charge-offs.
     Wholesale Banking’s contribution to net income in the second quarter of 2010 was $80 million higher than the first quarter of 2010. This improvement was due to a reduction in the provision for credit losses and higher total net revenue, partially offset by an increase in total noninterest expense. Total net revenue was higher due to favorable variances in both net interest income and total noninterest income. Net interest income was $21 million (4.4 percent) higher on a linked quarter basis as improved spreads on loans and an increase in loan fees were partially offset by a reduction in loan demand. The $16 million (5.8 percent) increase in total noninterest income was the result of higher commercial products revenue due to syndication and other capital markets-related income, partially offset by lower equity investment income. Total noninterest expense increased by $37 million (13.0 percent) principally due to higher compensation and
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

employee benefits expense, higher costs for other real estate owned and seasonally higher processing costs. The provision for credit losses decreased $127 million (27.0 percent) on a linked quarter basis due to lower net charge-offs and a decrease in allocated reserves.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $178 million of the Company’s net income in the second quarter of 2010, a $33 million (15.6 percent) decrease from the second quarter of 2009, and an $18 million (9.2 percent) decrease from the prior quarter. Within Consumer Banking, the retail banking division accounted for $42 million of the total contribution, 17.6 percent below the same quarter of last year, and 55.8 percent lower than the previous quarter. The decline in the retail banking division’s contribution from the same period of 2009 was due to lower total net revenue and higher total noninterest expense, partially offset by a favorable change in the provision for credit losses. Retail banking’s net interest income increased 2.0 percent over the second quarter of 2009 due to improved spreads on loans and higher deposit volume and loans fees, partially offset by the impact of lower rates on the margin benefit of deposits. Total noninterest income for the retail banking division decreased 7.0 percent from a year ago due to lower deposit service charges principally due to the impact of revised overdraft fee policies and lower overdraft incidences, partially offset by improvement in retail lease residual valuation losses, higher ATM processing services fees and increased income from equity investments. Total noninterest expense for the retail banking division in the second quarter of 2010 was 9.5 percent higher year-over-year, principally due to higher compensation and employee benefits expense, higher processing costs and net occupancy and equipment expenses related to business expansion. The provision for credit losses for the retail banking division was lower than the same quarter of last year, as stress within the residential mortgages, home equity, and other installment and consumer loan portfolios moderated. In the second quarter of 2010, the mortgage banking division’s contribution was $136 million, a 15.0 decrease from the second quarter of 2009. The division’s total net revenue decreased 10.6 percent from a year ago, reflecting lower mortgage loan production, including lower interest income on average mortgage loans held for sale. Total noninterest expense for the mortgage banking division increased 5.8 percent over the second quarter of 2009, primarily due to higher servicing costs associated with other real estate owned and foreclosures. The provision for credit losses decreased 29.4 percent year-over-year for the mortgage banking division.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

     Consumer Banking’s contribution in the second quarter of 2010 was lower by $18 million (9.2 percent) than the first quarter of 2010 due to higher total noninterest expense and provision for credit losses, partially offset by an increase in total net revenue. Within Consumer Banking, the retail banking division’s contribution decreased 55.8 percent on a linked quarter basis due to unfavorable variances in total noninterest expense and the provision for credit losses. Total net revenue for the retail banking division increased 1.5 percent, principally due to improved spreads on loans and higher deposit volume. Total noninterest expense for the retail banking division increased 6.2 percent on a linked quarter basis, the result of higher compensation and employee benefits expense, fraud losses and shared services expense. The provision for credit losses for the division increased 15.3 percent due to higher reserve allocation compared with the first quarter of 2010. The contribution of the mortgage banking division increased 34.7 percent over the first quarter of 2010 driven by higher total net revenue. Total net revenue increased 18.1 percent due to a 9.6 percent increase in net interest income and higher mortgage banking revenue due to higher mortgage production and a favorable net change in the valuation of MSRs and related economic hedging activities. Total noninterest expense increased 3.2 percent due to higher commission and incentive expense and costs for other real estate and foreclosures. The mortgage banking division’s provision for credit losses decreased 5.3 percent on a linked quarter basis.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $60 million of the Company’s net income in the second quarter of 2010, a 29.4 percent decrease from the second quarter of 2009 and a 13.2 percent increase over the first quarter of 2010. Total net revenue year-over-year decreased by $10 million (2.7 percent). Net interest income was higher by $11 million (15.5 percent), primarily due to higher average deposit balances, partially offset by a decline in the related margin benefit. Total noninterest income declined $21 million (6.9 percent) as low interest rates negatively impacted money market investment fees and lower money market fund balances led to a decline in account-level fees. Total noninterest expense increased by $33 million (14.0 percent), due to higher compensation and employee benefits expense. The provision for credit losses decreased by $4 million (66.7 percent).
     The increase in the business line’s contribution in the second quarter of 2010 compared with the prior quarter was the result of higher total net revenue (7.0 percent), partially offset by an unfavorable variance in
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

total noninterest expense (5.9 percent). Net interest income increased by $14 million (20.6 percent) due to growth in average deposit balances and the related margin benefit. Total noninterest income was higher (3.7 percent) due to favorable variances in trust and investment management fees and investment products fees and commissions. The increase in total noninterest expense was primarily due to higher compensation and employee benefits expense.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $180 million of the Company’s net income in the second quarter of 2010, an increase of $126 million over the same period of 2009, and a $61 million increase over the prior quarter. The increase year-over-year was primarily due to higher total net revenue and a lower provision for credit losses. Total net revenue increased $121 million (12.1 percent) year-over-year. Net interest income increased $56 million (20.3 percent) due to strong growth in credit card balances and improved loan spreads, partially offset by the cost of rebates on the government card program. Total noninterest income increased $65 million (9.0 percent) year-over-year, primarily due to increased volumes across all products. Total noninterest expense increased $66 million (16.6 percent), driven by higher compensation and employee benefits expense, technology and communications expense, which was the result of increased volume and the formation of a joint venture, and higher other intangibles expense. The provision for credit losses decreased $150 million (29.5 percent) due to a favorable change in the reserve allocation due to improved loss rates, partially offset by reserve build related to credit card portfolio purchases.
     Payment Services’ contribution in the second quarter of 2010 was $61 million (51.3 percent) higher than the first quarter of 2010 and was driven by a lower provision for credit losses and higher total net revenue, partially offset by an unfavorable variance in total noninterest expense. Total net revenue increased $34 million (3.1 percent) over the first quarter of 2010. Total noninterest income was $47 million (6.3 percent) higher on a linked quarter basis, principally due to increased volumes. This favorable variance was partially offset by a $13 million (3.8 percent) reduction in net interest income, primarily due to declining loan spreads. The timing of credit card-related marketing programs and professional services projects, along with higher compensation and employee benefits expense were the principal drivers of the $32 million (7.4 percent) linked quarter increase in total noninterest expense. The provision for credit losses decreased $97 million (21.3 percent) due to a relatively more stable outlook on the credit card portfolios, partially offset by reserve build related to credit card portfolio purchases.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, recently acquired assets and assumed liabilities prior to assignment to business lines, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $266 million in the second quarter of 2010, compared with net income of $53 million in the second quarter of 2009 and net income of $299 million in the first quarter of 2010. Net interest income increased $199 million (75.1 percent) over the second quarter of 2009, reflecting the impact of the FBOP acquisition, the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased $60 million, year-over-year, primarily due to the $28 million gain related to the Company’s investment in Visa Inc. and higher syndication revenue on tax-advantaged transactions. Total noninterest expense increased $27 million (9.7 percent) reflecting the impact of the FBOP acquisition, debt extinguishment costs, and costs related to affordable housing and other tax-advantaged projects, partially offset by the FDIC special assessment recorded in the second quarter of 2009.
     Net income in the second quarter of 2010 was lower on a linked quarter basis due to an increase in total noninterest expense, partially offset by an increase in total net revenue. Total net revenue was higher by $25 million (5.0 percent) as total noninterest income improved by $80 million, due to the $28 million gain related to the Company’s investment in Visa Inc., higher syndication revenue on tax-advantaged transactions, higher income from equity investments and lower net securities losses. The increase in total noninterest expense over the first quarter of 2010 was due to higher costs related to affordable housing and other tax-advantaged projects, higher acquisition integration expense, debt extinguishment costs and expenses related to insurance and litigation matters.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

On Wednesday, July 21, 2010, at 7:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 80901177. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, July 21st, and will run through Wednesday, July 28th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 80901177. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.
Minneapolis-based U.S. Bancorp (“USB”), with $283 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,002 banking offices in 24 states and 5,309 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, and by changes in the competitive landscape. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.
Non-Regulatory Capital Ratios
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets, and

•	Tangible common equity to risk-weighted assets.
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U.S. Bancorp Reports Second quarter 2010 Results
July 21, 2010

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes shareholders’ equity associated with preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.
Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of the non-regulatory capital ratios.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009

Interest Income
Loans	$2,515	$2,345	$5,020	$4,695
Loans held for sale	47	71	91	134
Investment securities	394	402	804	836
Other interest income	39	22	73	42

Total interest income	2,995	2,840	5,988	5,707
Interest Expense
Deposits	229	314	465	638
Short-term borrowings	137	131	265	274
Long-term debt	272	341	549	694

Total interest expense	638	786	1,279	1,606

Net interest income	2,357	2,054	4,709	4,101
Provision for credit losses	1,139	1,395	2,449	2,713

Net interest income after provision for credit losses	1,218	659	2,260	1,388
Noninterest Income
Credit and debit card revenue	266	259	524	515
Corporate payment products revenue	178	168	346	322
Merchant processing services	320	278	612	536
ATM processing services	108	104	213	206
Trust and investment management fees	267	304	531	598
Deposit service charges	199	250	406	476
Treasury management fees	145	142	282	279
Commercial products revenue	205	144	366	273
Mortgage banking revenue	243	308	443	541
Investment products fees and commissions	30	27	55	55
Securities gains (losses), net	(21)	(19)	(55)	(217)
Other	170	90	305	259

Total noninterest income	2,110	2,055	4,028	3,843
Noninterest Expense
Compensation	946	764	1,807	1,550
Employee benefits	172	140	352	295
Net occupancy and equipment	226	208	453	419
Professional services	73	59	131	111
Marketing and business development	86	80	146	136
Technology and communications	186	157	371	312
Postage, printing and supplies	75	72	149	146
Other intangibles	91	95	188	186
Other	522	554	916	845

Total noninterest expense	2,377	2,129	4,513	4,000

Income before income taxes	951	585	1,775	1,231
Applicable income taxes	199	100	360	201

Net income	752	485	1,415	1,030
Net (income) loss attributable to noncontrolling interests	14	(14)	20	(30)

Net income attributable to U.S. Bancorp	$766	$471	$1,435	$1,000

Net income applicable to U.S. Bancorp common shareholders	$862	$221	$1,510	$640

Earnings per common share	$.45	$.12	$.79	$.36
Diluted earnings per common share	$.45	$.12	$.79	$.36
Dividends declared per common share	$.05	$.05	$.10	$.10
Average common shares outstanding	1,912	1,833	1,911	1,794
Average diluted common shares outstanding	1,921	1,840	1,920	1,801

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2010	2009	2009

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$5,033	$6,206	$6,381
Investment securities
Held-to-maturity	590	47	49
Available-for-sale	47,777	44,721	40,756
Loans held for sale	4,912	4,772	7,370
Loans
Commercial	46,766	48,792	52,730
Commercial real estate	33,944	34,093	33,696
Residential mortgages	27,252	26,056	23,970
Retail	63,639	63,955	61,427

Total loans, excluding covered loans	171,601	172,896	171,823
Covered loans	19,983	21,859	10,175

Total loans	191,584	194,755	181,998
Less allowance for loan losses	(5,320)	(5,079)	(4,377)

Net loans	186,264	189,676	177,621
Premises and equipment	2,257	2,263	2,073
Goodwill	9,002	9,011	8,451
Other intangible assets	3,068	3,406	2,961
Other assets	24,340	21,074	19,898

Total assets	$283,243	$281,176	$265,560

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$41,673	$38,186	$35,684
Interest-bearing	113,024	115,135	97,691
Time deposits greater than $100,000	28,426	29,921	30,508

Total deposits	183,123	183,242	163,883
Short-term borrowings	33,797	31,312	29,698
Long-term debt	29,137	32,580	39,196
Other liabilities	8,246	7,381	7,897

Total liabilities	254,303	254,515	240,674
Shareholders’ equity
Preferred stock	1,930	1,500	1,500
Common stock	21	21	21
Capital surplus	8,292	8,319	8,434
Retained earnings	25,367	24,116	23,140
Less treasury stock	(6,381)	(6,509)	(6,540)
Accumulated other comprehensive income (loss)	(1,060)	(1,484)	(2,384)

Total U.S. Bancorp shareholders’ equity	28,169	25,963	24,171
Noncontrolling interests	771	698	715

Total equity	28,940	26,661	24,886

Total liabilities and equity	$283,243	$281,176	$265,560

U.S. Bancorp
Non-Regulatory Capital Ratios

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Millions, Unaudited)	2010 *	2010	2009	2009	2009

Total equity	$28,940	$27,388	$26,661	$25,880	$24,886
Preferred stock	(1,930)	(1,500)	(1,500)	(1,500)	(1,500)
Noncontrolling interests	(771)	(679)	(698)	(709)	(715)
Goodwill (net of deferred tax liability)	(8,425)	(8,374)	(8,482)	(8,161)	(8,035)
Intangible assets, other than mortgage servicing rights	(1,525)	(1,610)	(1,657)	(1,604)	(1,479)

Tangible common equity (a)	16,289	15,225	14,324	13,906	13,157

Tier 1 capital, determined in accordance with prescribed regulatory requirements	24,021	23,278	22,610	21,990	21,710
Trust preferred securities	(3,949)	(4,524)	(4,524)	(4,024)	(4,024)
Preferred stock	(1,930)	(1,500)	(1,500)	(1,500)	(1,500)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(694)	(692)	(692)	(692)	(692)

Tier 1 common equity (b)	17,448	16,562	15,894	15,774	15,494

Total assets	283,243	282,428	281,176	265,058	265,560
Goodwill (net of deferred tax liability)	(8,425)	(8,374)	(8,482)	(8,161)	(8,035)
Intangible assets, other than mortgage servicing rights	(1,525)	(1,610)	(1,657)	(1,604)	(1,479)

Tangible assets (c)	273,293	272,444	271,037	255,293	256,046
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	237,145	234,042	235,233	231,993	231,821

Ratios
Tangible common equity to tangible assets (a)/(c)	6.0%	5.6%	5.3%	5.4%	5.1%
Tier 1 common equity to risk-weighted assets (b)/(d)	7.4	7.1	6.8	6.8	6.7
Tangible common equity to risk-weighted assets (a)/(d)	6.9	6.5	6.1	6.0	5.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.